Exhibit 99.2

MERIDIAN3 INDUSTRIALS ACQUISITION CORP

July 6, 2026

Meridian3 Industrials Acquisition Corp Announces Closing of $201.25 Million Initial Public Offering

Meridian3 Industrials Acquisition Corp (the “Company”), a special purpose acquisition company formed for the purpose of entering into a business combination with one or more businesses or entities, today announced the successful closing of its previously announced initial public offering of 20,125,000 units at a price of $10.00 per unit. The units began trading under the ticker symbol "MIACU" on The Nasdaq Global Market, or Nasdaq on July 2, 2026. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “MIAC” and “MIACW,” respectively.

Cantor Fitzgerald & Co. served as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Meridian3 Industrials Acquisition Corp

Meridian3 Industrials Acquisition Corp is a newly organized special purpose acquisition company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The Company intends to concentrate on industries that complement its management team’s background by focusing on a target business operating within the broader industrial technology sector, specifically focusing on Industry 4.0, smart manufacturing, next-generation mobility, or related sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact
Meridian3 Industrials Acquisition Corp
Jeffrey H. Foster
1330 Avenue of the Americas, Suite 23A

New York, NY 10019
Tel: (212) 653-0982

jf@meridian3spac.com